701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release
For Immediate Release

Contact:   Citizens Business Bank
Christopher D. Myers
     President and
     Chief Executive Officer
     (909) 980-4030

First Coastal Bank, N.A.
Don M. Griffith
     Chairman and
     Chief Executive Officer
     (888) 296-2250

CVB Financial Corp. and First Coastal Bancshares Jointly Announce Merger

Ontario, CA-February 8, 2007.(NASDAQ:CVBF) Christopher D. Myers, President and Chief Executive Officer of CVB Financial Corp. and its principal subsidiary, Citizens Business Bank, and Don M. Griffith, Chairman and Chief Executive Officer of First Coastal Bancshares and its principal subsidiary, First Coastal Bank, N.A., jointly announced today that the two financial institutions have executed a definitive merger agreement. This agreement provides for the merger of First Coastal Bancshares with and into CVB Financial Corp. and the merger of First Coastal Bank with and into Citizens Business Bank, with Citizens Business Bank surviving as the continuing banking operation.

The definitive agreement provides that each outstanding share of First Coastal Bancshares will be converted into $276.73 in cash or $276.73 in value of CVB Financial Corp. common stock (based on a volume weighted average trading price for a period of 20 trading days prior to consummation of the merger) at the election of First Coastal Bancshares shareholders. The total purchase price of approximately $35 million will be paid half in cash and half in CVB Financial Corp. stock. Accordingly, the shareholders of First Coastal Bancshares will be subject to proration procedures in the event that the First Coastal Bancshares shareholders make elections for more than half of the merger consideration to be paid in cash or CVB Financial Corp. stock, as the case may be. The transaction is subject to shareholder and regulatory approval and other customary conditions. It is expected to be completed during the second quarter or early third quarter of 2007.

“We are delighted to have this opportunity to associate with First Coastal Bank and their fine group of employees and customers. The merger with First Coastal provides Citizens Business Bank the opportunity to expand our geographic presence into the South Bay and West Los Angeles areas of Southern California. It is also synergistic with our plans to open new business financial center locations in Torrance and Century City,” stated Chris Myers.

“Our Board of Directors believes that this merger is in the best interests of our shareholders, employees and customers. We are pleased to join with Citizens Business Bank. They are a premier performing bank with an exceptional record of serving their customers. Citizens Business Bank will be an outstanding addition to our business community,” commented Don Griffith.

First Coastal Bank was established in 1984. The Bank is headquartered in Manhattan Beach and they have offices in El Segundo, Gardena and Marina del Rey. The bank had total assets of $238 million, total deposits of $190 million and total loans of $157 million as of December 31, 2006.

CVB Financial Corp. is the holding company for Citizens Business Bank. Citizens Business Bank is one of the largest community banks headquartered in Southern California with $6.1 billion in assets as of December 31, 2006. It serves 33 cities with 39 business financial centers in the inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. It specializes in providing the full scope of financial services to business and professional clientele. CVB Financial Corp. is traded on the NASDAQ Global Market under the ticker symbol “CVBF”.

CVB intends to issue the shares of CVB Common Stock to be offered in the merger pursuant to a fairness hearing conducted by the California Commissioner of Corporations, which will serve as an applicable exemption.

The press release contains statements that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, when and if the proposed merger is consummated, expected cost savings from the merger not being fully realized, failure to satisfy conditions to close the merger, including obtaining the requisite regulatory and shareholder approvals, revenues following the merger being lower than expected and costs of difficulties related to the integration of CVB Financial Corp. and First Coastal Bank being greater than expected. In addition, other risks are detailed in the CVB Financial Corp. reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2005.

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